Exhibit 23.4

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 29, 2014, with respect to the consolidated financial statements of Galaxy Brand Holdings, Inc. and subsidiaries for the period from May 13, 2013 (inception) to December 31, 2013, and of our report dated June 23, 2014, with respect to the consolidated financial statements of Galaxy Brands, LLC and subsidiaries for the period from January 1, 2013 to May 13, 2013 incorporated by reference in the Amendment No. 1 to Registration Statement on Form S-4 (File No. 333-205940) and related combined statement/prospectus of Singer Madeline Holding, Inc. for the registration of common stock.

/s/ Ernst & Young LLP

September 25, 2015